As filed with the Securities and Exchange Commission on June 17, 2010

Registration No. 333-67354

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 5

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL CITY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	34-1111088
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1900 East Ninth Street

Cleveland, Ohio 44114

(Address, including zip code, of registrant’s principal executive offices)

National City Savings and Investment Plan,

National City Savings and Investment Plan No. 2, and

National City Savings and Investment Plan No. 3

(Full titles of the plans)

David L. Zoeller, Esq.

Vice President and General Counsel

National City Corporation

1900 East Ninth Street

Cleveland, Ohio 44114

(216) 222-2000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY STATEMENT

On December 31, 2008, National City Corporation (“National City”) merged with and into The PNC Financial Services Group, Inc. (“PNC”), with PNC continuing as the surviving company. Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 24, 2008, by and between PNC and National City (the “Merger Agreement”), all outstanding shares of National City common stock have been converted into rights to receive shares of PNC common stock in the amounts specified in the Merger Agreement.

Therefore, PNC, as successor to National City, and the National City Savings and Investment Plan, on behalf of the National City Savings and Investment Plan, the National City Savings and Investment Plan No. 2, and the National City Savings and Investment Plan No. 3 (together, the “SIP”), are filing this Post-Effective Amendment No. 5 to the Registration Statement to deregister any Plan interests for the SIP registered thereunder and to deregister any remaining shares of National City common stock issuable under this Registration Statement.

PNC is acting as successor to National City pursuant to the power conferred on National City in accordance with the provisions of Rule 478 under the Securities Act of 1933, as amended, to reduce the amount of securities registered, pursuant to its undertaking contained in Part II, Item 9 of the Registration Statement, as initially filed on August 13, 2001.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, The PNC Financial Services Group, Inc., as successor to National City Corporation, has duly caused this Post-Effective Amendment No. 5 to the Registration Statement to be signed on behalf of National City Corporation, by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, June 17, 2010.

THE PNC FINANCIAL SERVICES GROUP, INC., AS SUCCESSOR TO NATIONAL CITY CORPORATION

By:	/S/ SAMUEL R. PATTERSON
(Signature and Title)
Samuel R. Patterson,
Senior Vice President and Controller of The PNC Financial Services Group, Inc.

The SIP. Pursuant to the requirements of the Securities Act of 1933, The PNC Financial Services Group, Inc. Incentive Savings Plan, as successor to the National City Savings and Investment Plan, has duly caused this Post-Effective Amendment No. 5 to the Registration Statement to be signed on behalf of the National City Savings and Investment Plan, the National City Savings and Investment Plan No. 2, and the National City Savings and Investment Plan No. 3, by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, June 17, 2010.

THE PNC FINANCIAL SERVICES GROUP, INC. INCENTIVE SAVINGS PLAN, AS SUCCESSOR TO THE NATIONAL CITY SAVINGS AND INVESTMENT PLAN

By:	/S/ JAMES S. GEHLKE
(Signature and Title)
James S. Gehlke,
Plan Administrator for The PNC Financial Services Group, Inc. Incentive Savings Plan